THE FOLLOWING RESOLUTION WAS ADOPTED BY
  WRITTEN CONSENT BY A MAJORITY OF THE
  FUND'S BOARD OF DIRECTORS WHO ARE NOT
   "INTERESTED PERSONS" OF THE FUND:


RESOLVED: that an endorsement to the RMIC
Bond with St. Paul Fire and Marine Insurance
Company effective September 30, 2007 for the period ending September 30, 2008, evidencing the limit of liability to $525,000 be and hereby is approved.